UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.) *


Biodel Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
09064M105
(CUSIP Number)
April 15, 2015
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule* is filed:

  Rule 13d-1(c)

The remainder of this cover page shall be filled out for a reporting person's* initial filing on this form with respect to the subject class of securities,* and for any subsequent amendment containing information which would alter* disclosures provided in a prior cover page.The information required on the* remainder of this cover page shall not be deemed to be "filed" for the purpose* of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise* subject to the liabilities of that section of the Act but shall be subject* to all other provisions of the Act (however, see the Notes).







1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Rock Springs Capital Management LP



2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?

N/A


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

4,000,000


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

4,000,000






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,000,000 Shares


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)    ?

N/A


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.99%


12.

TYPE OF REPORTING PERSON (see instructions)

IA









1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Rock Springs Capital Master Fund LP



2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?

N/A


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

4,000,000


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

4,000,000






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,000,000 Shares


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)    ?

N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.99%


12.

TYPE OF REPORTING PERSON (see instructions)

PN





Item 1.

(a)
Name of Issuer
Biodel, Inc.




(b)
Address of Issuer?s Principal Executive Offices
100 Saw Mill Road
Danbury, CT 06810



Item 2.

(a)
Name of Person Filing

Rock Springs Capital Management LP
Rock Springs Capital Master Fund LP




(b)
Address of the Principal Office or, if none, residence

Rock Springs Capital Management LP
650 South Exeter, Suite 1070
Baltimore, MD 21202

Rock Springs Capital Master Fund LP
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9005, Cayman Islands




(c)
Citizenship
Rock Springs Capital Management LP - Delaware
Rock Springs Capital Master Fund LP - Cayman Islands




(d)
Title of Class of Securities
Common Stock




(e)
CUSIP Number
09064M105



Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)
?
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b)
?
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c)
?
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d)
?
Investment company registered under section 8 of the Investment*
Company Act of 1940 (15 U.S.C. 80a-8).





(e)
?
An investment adviser in accordance with ?240.13d-1(b)(1)(ii)(E);





(f)
?
An employee benefit plan or endowment fund in accordance with*
?240.13d-1(b)(1)(ii)(F);





(g)
?
A parent holding company or control person in accordance with*
?240.13d-1(b)(1)(ii)(G);





(h)
?
A savings associations as defined in Section 3(b) of the Federal*
Deposit Insurance Act (12 U.S.C. 1813);





(i)
?
A church plan that is excluded from the definition of an investment* company under section 3(c)(14) of the Investment Company Act of*
1940 (15 U.S.C. 80a-3);





(j)
?
Group, in accordance with ?240.13d-1(b)(1)(ii)(J).

N/A


Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.






(a)

Amount beneficially owned:

Rock Springs Capital Management LP 4,000,000
Rock Springs Capital Master Fund LP 4,000,000






(b)

Percent of class:

Rock Springs Capital Management LP 6.99%
Rock Springs Capital Master Fund LP 6.99%






(c)

Number of shares as to which the person has:








(i)
Sole power to vote or to direct the vote

Rock Springs Capital Management LP 0
Rock Springs Capital Master Fund LP 0








(ii)
Shared power to vote or to direct the vote

Rock Springs Capital Management LP 4,000,000
Rock Springs Capital Master Fund LP 4,000,000








(iii)
Sole power to dispose or to direct the disposition of

Rock Springs Capital Management LP 0
Rock Springs Capital Master Fund LP 0








(iv)
Shared power to dispose or to direct the disposition of

Rock Springs Capital Management LP 4,000,000
Rock Springs Capital Master Fund LP 4,000,000





Item 5.  Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date* hereof the reporting person has ceased to be the beneficial owner of more*
than five percent of the class of securities, check the following     ?.
N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
    N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired* the Security Being Reported on By the Parent Holding Company.
     N/A
Item 8.  Identification and Classification of Members of the Group.
     N/A
Item 9.  Notice of Dissolution of Group.
     N/A
Item 10.  Certification.
















By signing below I certify that, to the best of my knowledge and belief,* the securities referred to above were acquired and are held in the ordinary* course of business and were not acquired and are not held for the purpose* of or with the effect of changing or influencing the control of the issuer* of the securities and were not acquired and are not held in connection with* or as a participant in any transaction having that purpose or effect, other* than activities solely in connection with a nomination under ? 240.14a-11.*

The undersigned acknowledge and agree that the foregoing statement on*
Schedule 13G is filed on behalf of each of the undersigned and that all* subsequent amendments to this statement on Schedule 13G shall be filed* on behalf of each of the undersigned without the necessity of filing* additional joint filing agreements. The undersigned acknowledge that each* shall be responsible for the timely filing of such amendments, and for the* completeness and accuracy of the information concerning him or it contained* herein and therein, but shall not be responsible for the completeness and* accuracy of the information concerning the others, except to the extent that* he or it knows or has reason to believe that such information is inaccurate.*










After reasonable inquiry and to the best of my knowledge and belief, I* certify that the information set forth in this statement is true,* complete and correct.


4/21/2015
Date



Graham McPhail
Signature


Managing Director, Rock Springs GP LLC,
General Partner of
Rock Springs Capital Master Fund LP
Name/Title

                        4/21/2015
Date




Graham McPhail
Signature




Managing Director
Rock Springs Capital Management LP
Name/Title






AGREEMENT

       The undersigned agree that this Schedule 13G dated April 21, 2015* relating to the Common Stock of Biodel Inc. shall be filed on behalf of* the undersigned.


4/21/2015
Date



Graham McPhail
Signature


Managing Director, Rock Springs GP LLC,
General Partner of
Rock Springs Capital Master Fund LP
Name/Title

                        4/21/2015
Date




Graham McPhail
Signature




Managing Director
Rock Springs Capital Management LP
Name/Title



The original statement shall be signed by each person on whose behalf the* statement is filed or his authorized representative. If the statement is* signed on behalf of a person by his authorized representative other than an* executive officer or general partner of the filing person, evidence of the* representative's authority to sign on behalf of such person shall be filed* with the statement, provided, however, that a power of attorney for this* purpose which is already on file with the Commission may be incorporated by* reference. The name and any title of each person who signs the statement* shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and* five copies of the schedule, including all exhibits. See s.240.13d-7 for* other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute* Federal criminal violations (see 18 U.S.C. 1001).

  This percentage is calculated based upon 57,200,000 shares of the* Issuer's common stock outstanding as of April 23, 2015.




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